Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in in this Amendment No.3 to Registration Statement on Form F-1 (No. 333-287735) dated September 29, 2025 of DirectBooking Technology Co., Ltd. and Subsidiaries (the “Company”) of our report dated August 14, 2025, relating to our audits of the consolidated financial statements as of March 31, 2025 and 2024, and for each of the three years in the period ended March 31, 2025, which is in the Company’s Annual Report on Form 20-F for the year ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 29, 2025

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us